Exhibit 10 (h)


                             ENESCO GROUP, INC.
                   1999 NON-EMPLOYEE DIRECTOR STOCK PLAN


1.     Purposes.

       The purposes of the Enesco Group, Inc. 1999 Non-Employee Director Stock Plan are (i) to align the interests of the stockholders of Enesco Group, Inc. (the "Company") and non-employee members of the Board by increasing their proprietary interest in the Company's growth and success,
(ii) to advance the interests of the Company by attracting and retaining non-employee directors and (iii) to motivate non-employee directors to act in the long-term best interests of the Company's stockholders.


2.     Definitions.

       As used in this Plan, the following words and phrases shall have the meanings indicated:

       (a) "Board" shall mean the Board of Directors of the Company.

       (b) "Committee" shall mean the Compensation and Stock Option Committee of the Board.

       (c) "Company" shall mean Enesco Group, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, or any successor corporation.

       (d) "Fair Market Value" shall mean the closing transaction price of a Share as reported in The Wall Street Journal on the New York Stock Exchange Composite Transactions list for the date as of which such value is being determined or, if there shall be no reported transaction for such date or if such date is not a trading day, on the next immediately preceding date for which a transaction was reported or which was a trading day; provided, however, that Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

       (e) "Participant" shall mean a non-employee member of the Board.

       (f) "Plan" shall mean this 1999 Enesco Group, Inc. Non-Employee Director Stock Plan, as amended from time to time.

       (g) "Plan Year" shall mean the calendar year.

       (h) "Shares" shall mean the common stock of the Company, par value $0.125 per share.


3.     Available Shares.

       The number of Shares reserved for the grant of Shares under the Plan shall be one hundred thousand (100,000) Shares, subject to adjustment as provided in Article 5 hereof. Such Shares shall be authorized and issued Shares that have been reacquired by the Company.


4.     Grants of Shares.

       An individual who is a Participant on the day following the Annual meeting of the stockholders of the Company during a Plan Year, commencing in 1999, shall receive on such day and for such Plan Year a grant of a number of Shares, increased to the nearest whole share, having an aggregate Fair Market Value equal to the dollar amount designated by the Board from time to time for purposes of this Plan as part of the Board remuneration policy of the Company. an individual who becomes a Participant at any later time during a Plan Year shall receive a prorated grant of Shares for that Plan Year in which he or she becomes a Participant.


5.     Effect of Certain Changes.

       In the event of any extraordinary dividend, stock dividend, recapitalization, merger, consolidation, stock split, warrant or rights issuance, or combination or exchange of stock, or other similar transaction, the number and kind of securities available for grant shall be equitably adjusted by the committee to reflect such event.


6.     No Rights to Continuance as Director.

       Nothing in the Plan or in any grant made pursuant hereto shall confer upon any Participant the right to continue to serve as a member of the Board or to be entitled to any remuneration or benefits not set forth in the Plan, provided, however, that each Participant shall be entitled to fees for meetings attended, in accordance with the Board remuneration policy of the Company.


7.     Administration

       The Plan shall be administered by the Committee which shall be composed of not less than three directors of the Company elected as members of the Committee by the Board. The Committee shall have the authority to make such interpretations and constructions of the Plan as are necessary to administer the Plan in accordance with, and subject to, the Plan's provisions. all determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder of the Company.


8.     Amendment and Termination of the Plan.

       The Board at any time and from time to time may suspend, terminate, modify or amend the Plan, provided, however, that an amendment which requires stockholder approval in order for the Plan to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders of the Company. Except as provided in Article 5 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any grant previously made, unless the written consent of the Participant is obtained.


9.     Governing Law.

       The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.


10.    Term.

       The Plan shall take effect upon its adoption by the Board, and shall remain in effect until terminated by the Board.